AGREEMENT


      Pursuant to Rule 13d-1(k)(1)(ii) of the Exchange Act, each of the undersigned hereby consents to the filing of a joint Schedule 13D filed on behalf of (i) the Estate of Herbert F. Imhoff, (ii) Herbert F. Imhoff, Jr., (iii) Mark
L. Imhoff, and (iv) Brad A. Imhoff. Further, each of the undersigned acknowledges that he is solely responsible for the information contained in the Schedule 13D as it pertains to it or him, as the case may be, and specifically disclaims any responsibility for the completeness or accuracy of the information concerning the other persons making the filing.

     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

Dated: December  16, 2002.

ESTATE OF HERBERT F. IMHOFF



By:   /s/ Herbert F. Imhoff, Jr.   /s/ Herbert F. Imhoff, Jr.
      Herbert F. Imhoff, Jr.,      Herbert F. Imhoff, Jr.
      Independent Executor


By:   /s/ Mark L. Imhoff           /s/ Mark L. Imhoff
      Mark L. Imhoff,              Mark L. Imhoff
      Independent Executor


By:   /s/ Brad A. Imhoff           /s/ Brad A. Imhoff
      Brad A. Imhoff,		     Brad A. Imhoff
      Independent Executor